UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.___)

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CLOUGH GLOBAL EQUITY FUND

(Name of Registrant as Specified In Its Charter)

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STRONG RECENT PERFORMANCE AND A SOLID LONG-TERM RECORD,
CLOUGH GLOBAL EQUITY FUND CONTINUES TO PERFORM FOR YOU.

PLEASE PROTECT YOUR INVESTMENT FROM AN ACTIVIST HEDGE FUND BY
VOTING THE WHITE PROXY TODAY.

Dear Clough Global Equity Fund Shareholder,

This letter contains important information regarding the Clough Global Equity Fund (GLQ) (the “Fund”), including benchmark performance information that has been updated and revised from that included in the proxy statement, and sets the record straight regarding disingenuous and misleading claims made by an activist shareholder. Our investment team is working for you. Saba, and its hedge funds, are looking to make a quick profit at the expense of long term shareholders. We urge you to protect your investment in the Fund by voting the white proxy card FOR the election of Edmund Burke, Vincent Versaci and Clifford J. Weber as Trustees.

You may receive additional communications from Saba that attempt to disparage your Fund through disingenuous comparisons to benchmarks which have little in common with your Fund’s portfolio. In fact, we have performed well compared to the actual benchmark for the Fund and the universe of peer funds that have similar investment strategies. Since we sent you the Fund's proxy statement, performance data is now available as of May 31:

TOTAL RETURNS † BASED ON NET ASSET VALUE (through May 31, 2017)
Name	YTD	1 Year	3 Year	5 Year
Clough Global Equity Fund	14.4%	14.5%	4.8%	49.9%
Benchmark Index*	10.5%	17.1%	20.3%	84.9%
Peer Group†† Average	11.1%	15.8%	7.9%	53.1%

TOTAL RETURNS † BASED ON MARKET PRICE (through May 31, 2017)
Name	YTD	1 Year	3 Year	5 Year
Clough Global Equity Fund	19.1%	30.8%	13.7%	75.6%
Benchmark Index*	10.5%	17.1%	20.3%	84.9%
Peer Group†† Average.	17.0%	24.3%	13.4%	62.7%

For comparison, we provide performance data as of April 30. This data includes revised numbers for GLQ’s benchmark index under Total Return Based on NAV, which was recorded inaccurately in our proxy statement filed on June 6, 2017 and is now amended and restated as follows:

TOTAL RETURNS † BASED ON NET ASSET VALUE (through April 30, 2017)
Name	YTD	1 Year	3 Year	5 Year
Clough Global Equity Fund	13.7%	16.0%	6.0%	37.1%
Benchmark Index*	8.2%	15.3%	20.1%	65.5%
Peer Group †† Average	9.1%	14.1%	7.5%	38.0%

TOTAL RETURNS † BASED ON MARKET PRICE (through April 30, 2017)
Name	YTD	1 Year	3 Year	5 Year
Clough Global Equity Fund	19.4%	32.5%	15.9%	61.7%
Benchmark Index*	8.2%	15.3%	20.1%	65.5%
Peer Group †† Average	14.7%	23.0%	14.1%	46.0%

†	Fund returns are shown on a cumulative basis. Source: Bloomberg. Past performance is not indicative of future results.
††	The Peer Group is comprised of closed-end funds categorized as “Global Funds” by the Closed-End Fund Association. Source: Bloomberg.
*
The Fund’s benchmark index, the MSCI World Index, is a stock market index of world stocks. It is maintained by MSCI Inc. and is often used as a common benchmark for world or global stock funds. The index includes a collection of stocks of all the developed markets in the world as defined by MSCI. Source: Bloomberg.

Disingenuous comparisons to cherry-picked benchmarks are not Saba’s only tactic to mislead you about the operations of your Fund. Saba also falsely implies that Clough Capital is the beneficiary of ALL fees and expenses paid by the Fund. They know full well that Clough, as the Fund’s investment adviser, receives the management fee. Other expenses, which are typical for nearly all closed-end funds, are related to interest on borrowings, portfolio transaction costs, fund administration, legal fees and compliance expenses, audit costs and other expenses that are NOT PAID to Clough. These ordinary operating expenses make up the majority of the expenses incurred by your Fund. Implying that all of the Fund’s expenses are paid to Clough is deceptive and simply untrue.

Your Fund is a global long/short fund that utilizes leverage and short sales in attempting to enhance investment returns and manage risk. This type of fund will, by necessity, typically have higher expenses than an unleveraged, long-only fund. When your Fund is compared to an appropriate group of peer funds, a more realistic comparison of the Fund’s expenses can be made. Placed in context, and taking into account differences in managed assets and the costs of interest on borrowings and short sales, the Fund’s expense ratio is very competitive with its peers.

We employed an independent third party research firm to compare the Fund’s expense ratio, excluding expenses such as interest on leverage and the costs of short sales, to an appropriate, independently selected peer group. Based on independent analysis, this third party research firm found that your Fund’s expenses of 1.25% on managed assets (exclusive of leverage and shorting costs) was consistent within its peer group of 11 funds (the median expense level of this group was 1.22%). The Fund’s expense ratio on managed assets (inclusive of leverage and shorting costs) is 2.03%, calculated as of October 31, 2016 (the Fund’s last fiscal year end). Additional information regarding the Fund’s expenses, including its total expense ratio on net assets (inclusive of leverage and shorting costs) can be found in the Fund’s annual report.

Moreover, the Fund’s Board has taken substantial steps to reduce Fund expenses. On an annualized basis, for the 6 month period ending on April 30, 2017 as compared to the fiscal year ending October 31, 2015, Fund expenses have been reduced by approximately 33%.

WE URGE YOU TO TAKE ACTION TODAY TO SAVE YOUR FUND. IT IS EXTREMELY IMPORTANT THAT YOU VOTE USING YOUR FUND’S WHITE PROXY CARD. IF YOU HAVE ALREADY VOTED AND YOU WISH TO CHANGE YOUR VOTE, OR HAVE VOTED USING SABA’S GOLD PROXY CARD, THERE IS STILL TIME TO CHANGE YOUR VOTE USING THE FUND’S ENCLOSED WHITE PROXY CARD. IF YOU HAVE ANY QUESTIONS, PLEASE CALL OKAPI PARTNERS, OUR PROXY SOLICITOR, AT THE NUMBER BELOW.

PLEASE DO NOT RETURN THE GOLD PROXY CARD FROM SABA CAPITAL MANAGEMENT, L.P OR GIVE YOUR VOTE TO ITS SOLICITOR, INVESTORCOM, OVER THE PHONE AS THIS WILL CANCEL OUT ANY WHITE PROXY CARD FOR THE FUND THAT YOU PREVIOUSLY VOTED.

Thank you for your continued loyalty and support.

SINCERELY,

Edmund J. Burke
Trustee and President

If you have any questions, please contact our proxy solicitor:

1212 Avenue of the Americas, 24th Floor
New York, NY 10036
Telephone: (212) 297-0720
Toll-Free: (888) 785-6668
Email: info@okapipartners.com